Solar Capital Ltd. Adopts Stock Repurchase Program

NEW YORK, NY -- (Marketwired - October 07, 2015) - Solar Capital Ltd. (the "Company") (NASDAQ: SLRC) announced today that its board of directors has authorized a new program for the purpose of repurchasing up to $30 million worth of its common stock. Under the repurchase program, the Company may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time provided that the Company complies with the prohibitions under its Insider Trading Policies and Procedures and the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended, including certain price, market volume and timing constraints. Unless amended or extended by the Company's board of directors, the Company expects the repurchase program to be in place until the earlier of October 7, 2016 or until $30 million of the Company's outstanding shares of common stock have been repurchased.

Under the Company's prior share repurchase program, which expired on July 31, 2014, the Company purchased approximately $56.6 million of stock in the open market.

The Company's board of directors authorized the new repurchase program because it believes the recent market volatility may cause the Company's common stock to be undervalued from time to time. The timing and number of shares to be repurchased will depend on a number of factors, including market conditions and alternative investment opportunities. In addition, any repurchases will be conducted in accordance with the Investment Company Act of 1940, as amended. The Company has not yet been active in the current repurchase program and there are no assurances that it will engage in repurchases, but if market conditions warrant, the Company now has the ability to take advantage of situations where the Company's management believes share repurchases would be advantageous to the Company and to its shareholders.

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, including unitranche loans, as well as mezzanine loans, and equity securities.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Richard Pivirotto
646-308-8770
Investor Relations